UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2019

Innovative Industrial Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37949	81-2963381
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

11440 West Bernardo Court, Suite 220

San Diego, California 92127

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (858) 997-3332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                          Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On February 15, 2019, Innovative Industrial Properties, Inc. (the "Company"), IIP Operating Partnership, LP, the operating partnership subsidiary of the Company (the "Operating Partnership"), and each of the Operating Partnership's subsidiaries (the "Subsidiary Guarantors") entered into a purchase agreement (the "Purchase Agreement") with BTIG, LLC, as representative of the initial purchasers (collectively, the "Initial Purchasers"), pursuant to which the Operating Partnership agreed to sell, and the Initial Purchasers severally agreed to purchase, $125.0 million aggregate principal amount of the Operating Partnership's 3.75% Exchangeable Senior Notes due 2024 (the "Notes") in a private offering (the "Offering"). The Operating Partnership also granted the Initial Purchasers a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the Notes in the Offering. The Offering closed on February 21, 2019.

The sale of the Notes generated net proceeds of approximately $120.3 million, after deducting the Initial Purchasers' discounts and estimated offering expenses payable by the Operating Partnership.  The Operating Partnership intends to use the net proceeds from the Offering to invest in specialized industrial real estate assets that support the regulated medical-use cannabis cultivation and processing industry that are consistent with its investment strategy, and for general corporate purposes.

Under the terms of the Purchase Agreement, the Company and the Operating Partnership have agreed to jointly and severally indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and other federal or state statutory laws or regulations. The Purchase Agreement contains customary representations, warranties and covenants, the terms and conditions for the sale of the Notes to the Initial Purchasers, contribution obligations and other terms and conditions customary in agreements of this type. This description of the Purchase Agreement is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Notes, including the guarantees, and the shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), issuable upon exchange of the Notes, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Operating Partnership offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Initial Purchasers then sold the Notes to persons reasonably believed to be qualified institutional buyers (as defined in the Securities Act) pursuant to the exemption from registration provided by Rule 144A under the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Indenture and the Notes

The Notes were issued pursuant to an indenture, dated as of February 21, 2019 (the "Indenture"), by and among the Operating Partnership, as issuer, the Company and the Subsidiary Guarantors, as guarantors, and GLAS Trust Company, LLC, as trustee (the "Trustee").

The Notes are the Operating Partnership's senior unsecured obligations and rank senior in right of payment to any of the Operating Partnership's future indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment to the Operating Partnership's future senior unsecured and unsubordinated indebtedness, effectively junior in right of payment to any of the Operating Partnership's secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to any indebtedness and other liabilities of subsidiaries of the Operating Partnership that are not subsidiary guarantors of the Operating Partnership, if any. The Notes are fully and unconditionally guaranteed by the Company and the Subsidiary Guarantors.

The Notes bear interest at a rate of 3.75% per annum, which is payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 16, 2019, until the maturity date of February 21, 2024.

The Notes are exchangeable at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the election of the Operating Partnership, based on an initial exchange rate of 14.37298 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial exchange price of approximately $69.575 per share of Common Stock), subject to adjustment of the exchange rate under certain circumstances. In addition, following the occurrence of a make-whole fundamental change, as defined in the Indenture, the Operating Partnership will, in certain circumstances, increase the exchange rate for a holder that elects to exchange Notes in connection with such make-whole fundamental change.

Subject to certain exceptions, the Company's charter restricts ownership of (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of its outstanding shares of Common Stock, or (ii) more than 9.8% in value of its outstanding capital stock, in order to protect its status as a real estate investment trust for U.S. federal income tax purposes, among other purposes. Notwithstanding any other provision of the Notes, no holder of Notes will be entitled to receive Common Stock following exchange of such Notes to the extent that receipt of Common Stock would cause such holder (after application of certain constructive ownership rules) to exceed the ownership limits contained in the Company's charter.

The Operating Partnership may not redeem the Notes prior to maturity. No sinking fund will be provided for the Notes.

 Upon the occurrence of a fundamental change, as defined in the Indenture, subject to certain conditions, holders may require the Operating Partnership to repurchase the Notes in whole or in part for cash at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Each of the following is an event of default with respect to the Notes:

(1)	default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(2)	default in the payment of principal of any Note (including the fundamental change repurchase price) when due and payable on the maturity date, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Operating Partnership or the Company to comply with its obligation to exchange the Notes for cash, shares of Common Stock or a combination of cash and shares of Common Stock, as the case may be, in accordance with the Indenture upon exercise of a holder's exchange right, which failure continues for five business days;

(4)	failure by the Operating Partnership to comply with its obligations related to a merger, consolidation or sale of assets;

(5)	failure by the Operating Partnership to provide timely notice in connection with a fundamental change;

(6)	failure by the Operating Partnership for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received by the Operating Partnership to comply with any of the Operating Partnership's agreements contained in the Notes or the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically provided for or which does not apply to the Notes), which notice shall state that it is a "Notice of Default" under the Indenture;

(7)	failure by the Operating Partnership to pay beyond any applicable grace period, or resulting in the acceleration of, indebtedness of the Operating Partnership or any of its subsidiaries where the aggregate principal amount with respect to which the default has occurred is greater than $10 million (or its foreign currency equivalent at the time); or

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company, the Operating Partnership or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of the Company or the Operating Partnership.

If an event of default other than an event of default arising under clause (8) above occurs and is continuing, the Trustee by notice to the Operating Partnership, or the holders of at least 25% in principal amount of then outstanding Notes by notice to the Operating Partnership and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding Notes to be due and payable. In addition, upon an event of default arising under clause (8) above with respect to the Operating Partnership, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon any such acceleration, the principal of and accrued and unpaid interest, if any, on the Notes will be due and payable immediately.

If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, the Company fails to timely file any document or report that it is required to file pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Notes or any shares of Common Stock issuable upon exchange of the Notes are not otherwise freely tradable pursuant to Rule 144 under the Securities Act ("Rule 144"), subject to certain limitations regarding holders of the Notes who are the Operating Partnership's current or prior affiliates, the Operating Partnership will pay additional interest on the Notes equal to 0.5% per annum of the principal amount of Notes outstanding. Further, if, and for so long as, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes and any shares of Common Stock issuable upon exchange of the Notes are not otherwise freely tradable pursuant to Rule 144, subject to certain limitations regarding holders of the Notes who are the Operating Partnership's current or prior affiliates, as of the 365th day after the last date of original issuance of the Notes, the Operating Partnership will pay additional interest on the Notes equal to 0.5% per annum of the principal amount of Notes outstanding.

This description of the Indenture and the Notes is qualified in its entirety by reference to the text of the Indenture and the form of Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 13, 2019, the Company issued a press release announcing the commencement of the Offering; and on February 15, 2019, the Company issued a press release announcing the pricing of the Offering, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively.

The information contained in Item 7.01 of this report, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description of Exhibit

1.1	Purchase Agreement, dated as of February 15, 2019, among the Operating Partnership, the Company, the Subsidiary Guarantors and BTIG, LLC, as representative of the several Initial Purchasers.
4.1	Indenture, dated as of February 21, 2019, among the Operating Partnership, as issuer, the Company and the Subsidiary Guarantors, as guarantors, and the Trustee, as trustee, including the Form of Note representing the Operating Partnership's 3.75% Exchangeable Senior Notes due 2024.
99.1	Press release issued by the Company on February 13, 2019.
99.2	Press release issued by the Company on February 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2019	INNOVATIVE INDUSTRIAL PROPERTIES, INC.

	By:	/s/ Catherine Hastings
	Name:	Catherine Hastings
	Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer